Freeport-McMoRan
Reports First-Quarter 2019 Results

▪
Net income attributable to common stock totaled $31 million, $0.02 per share, in first-quarter 2019. After adjusting for net charges of $36 million, $0.03 per share, first-quarter 2019 adjusted net income attributable to common stock totaled $67 million, $0.05 per share.

▪	Consolidated sales totaled 784 million pounds of copper, 242 thousand ounces of gold and 22 million pounds of molybdenum in first-quarter 2019.

▪
Consolidated sales for the year 2019 are expected to approximate 3.3 billion pounds of copper, 0.8 million ounces of gold and 94 million pounds of molybdenum, including 800 million pounds of copper, 265 thousand ounces of gold and 25 million pounds of molybdenum in second-quarter 2019.

▪	Average realized prices in first-quarter 2019 were $2.90 per pound for copper, $1,291 per ounce for gold and $12.69 per pound for molybdenum.

▪	Average unit net cash costs in first-quarter 2019 were $1.78 per pound of copper and are expected to approximate $1.75 per pound of copper for the year 2019.

▪
Operating cash flows totaled $534 million (net of $27 million in working capital uses and timing of other tax payments) in first-quarter 2019. Based on current sales volume and cost estimates, and assuming average prices of $3.00 per pound for copper, $1,300 per ounce for gold and $13.00 per pound for molybdenum for the remainder of 2019, operating cash flows are expected to approximate $2.3 billion for the year 2019.

▪
Capital expenditures totaled $622 million in first-quarter 2019 (including approximately $370 million for major mining projects). Capital expenditures for the year 2019 are expected to approximate $2.5 billion, including $1.5 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district in Indonesia and development of the Lone Star copper leach project in Arizona.

▪	In March 2019, FCX redeemed all of its outstanding $1 billion aggregate principal amount of senior notes due 2020.

▪
At March 31, 2019, consolidated debt totaled $9.9 billion and consolidated cash totaled $2.8 billion. FCX had no borrowings and $3.5 billion available under its revolving credit facility at March 31, 2019.

▪	On March 27, 2019, FCX declared a quarterly cash dividend of $0.05 per share on its common stock, which will be paid on May 1, 2019.

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PHOENIX, AZ, April 25, 2019 - Freeport-McMoRan Inc. (NYSE: FCX) reported net income attributable to common stock of $31 million ($0.02 per share) in first-quarter 2019. After adjusting for net charges of $36 million ($0.03 per share), adjusted net income attributable to common stock totaled $67 million ($0.05 per share) in first-quarter 2019. Refer to the supplemental schedule, "Adjusted Net Income," on page VI, which is available on FCX's website, "fcx.com," for additional information.

Richard C. Adkerson, President and Chief Executive Officer, said, "During the first quarter, our global team maintained its focus on providing products necessary to support growing economies around the world in a cost-efficient, safe and environmentally responsible manner. Our transition to underground mining at Grasberg is advancing according to plan, and we are encouraged by recent milestones. In North America and South America, we are advancing the Lone Star copper leach project in eastern Arizona and continuing to focus on opportunities to enhance operating performance from existing mines. As we look forward, we are optimistic about the future that our asset base and copper market fundamentals are expected to provide shareholders. Our strategy will continue to focus on maximizing the value of our existing resource base through rigorous cost management, productivity and technology, executing our plan to successfully transition from open-pit mining to large-scale underground mining at Grasberg, generating cash flows to enhance shareholder returns and creating value organically from our large undeveloped resource position.”

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,
	2019	2018
	(in millions, except per share amounts)
Revenues[a,b]	$3,792	$4,868
Operating income[a]	$321	$1,459
Net income from continuing operations	$75	$828
Net income attributable to common stock[c,d]	$31	$692
Diluted net income (loss) per share of common stock:
Continuing operations	$0.02	$0.48
Discontinued operations	—	(0.01)
	$0.02	$0.47

Diluted weighted-average common shares outstanding	1,457	1,458
Operating cash flows[e]	$534	$1,369
Capital expenditures	$622	$402
At March 31:
Cash and cash equivalents	$2,833	$3,749
Total debt, including current portion	$9,905	$11,718

a.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page VII, which are available on FCX's website, "fcx.com."

b.
Includes favorable (unfavorable) adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $70 million ($29 million to net income attributable to common stock or $0.02 per share) in first-quarter 2019 and $(78) million ($(35) million to net income attributable to common stock or $(0.02) per share) in first-quarter 2018. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page VII, which is available on FCX's website, "fcx.com."

c.
Includes net (charges) gains of $(36) million ($(0.03) per share) in first-quarter 2019 and $13 million ($0.01 per share) in first-quarter 2018 that are described in the supplemental schedule, "Adjusted Net Income," on page VI, which is available on FCX's website, "fcx.com."

d.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VII, which is available on FCX's website, "fcx.com."

e.	Net of working capital uses and timing of other tax payments of $27 million in first-quarter 2019 and $21 million in first-quarter 2018.

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SUMMARY OPERATING DATA

	Three Months Ended March 31,
	2019	2018
Copper (millions of recoverable pounds)
Production	780	952
Sales, excluding purchases	784	993
Average realized price per pound	$2.90	$3.11
Site production and delivery costs per pound[a]	$2.17	$1.67
Unit net cash costs per pound[a]	$1.78	$0.98
Gold (thousands of recoverable ounces)
Production	166	599
Sales, excluding purchases	242	610
Average realized price per ounce	$1,291	$1,312
Molybdenum (millions of recoverable pounds)
Production	23	22
Sales, excluding purchases	22	24
Average realized price per pound	$12.69	$11.95

a.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page IX, which are available on FCX's website, "fcx.com."

Consolidated Sales Volumes
First-quarter 2019 copper sales of 784 million pounds and gold sales of 242 thousand ounces were approximately five percent lower than January 2019 sales estimates of 825 million pounds of copper and 255 thousand ounces of gold, reflecting impacts from weather events at El Abra, unscheduled maintenance in North America and timing of shipments in Indonesia. First-quarter 2019 copper and gold sales were lower than first-quarter 2018 sales volumes primarily reflecting anticipated lower mill rates and ore grades as PT Freeport Indonesia (PT-FI) transitions mining from the open pit to underground.
First-quarter 2019 molybdenum sales of 22 million pounds were lower than the January 2019 estimate and first-quarter 2018 sales of 24 million pounds.
Sales volumes for the year 2019 are expected to approximate 3.3 billion pounds of copper, 0.8 million ounces of gold and 94 million pounds of molybdenum, including 800 million pounds of copper, 265 thousand ounces of gold and 25 million pounds of molybdenum in second-quarter 2019. As PT-FI transitions mining from the open pit to underground, its production is expected to be significantly lower in 2019 and 2020, compared with 2018. Metal production is expected to improve significantly by 2021 following a ramp-up period.
Consolidated Unit Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines were $1.78 per pound of copper in first-quarter 2019. As anticipated, average unit net cash costs were higher than the first-quarter 2018 average of $0.98 per pound, primarily reflecting lower sales volumes in Indonesia associated with PT-FI's transition.
Assuming average prices of $1,300 per ounce of gold and $13.00 per pound of molybdenum for the remainder of 2019 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.75 per pound of copper for the year 2019. FCX expects unit net cash costs to decline by 2021 following a ramp-up period at PT-FI. The impact of price changes on consolidated unit net cash costs would approximate $0.01 per pound for each $50 per ounce change in the average price of gold and $0.02 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2019. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

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MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of FCX's North America copper mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has significant undeveloped reserves and resources in North America and a portfolio of potential long-term development projects. Future investments will be undertaken based on the results of economic and technical feasibility studies, and are dependent on market conditions. FCX continues to pursue projects to enhance productivity through innovative technologies and to study opportunities to reduce the capital intensity of its potential long-term development projects.
Through exploration drilling, FCX has identified a significant resource at its wholly owned Lone Star project located near the Safford operation in eastern Arizona. An initial project to develop the Lone Star leachable ores commenced in first-quarter 2018, with first production expected by the end of 2020. Initial production from the Lone Star leachable ores is expected to average approximately 200 million pounds of copper per year, with the potential for future expansion options. Total capital costs for the initial project, including mine equipment and pre-production stripping, are expected to approximate $850 million and will benefit from the utilization of existing infrastructure at the adjacent Safford operation. As of March 31, 2019, approximately $385 million has been incurred for this project. The project also advances exposure to a significant sulfide resource. FCX expects to incorporate recent positive drilling and ongoing results in its future development plans.
Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended March 31,
	2019	2018
Copper (millions of recoverable pounds)
Production	336	348
Sales, excluding purchases	320	384
Average realized price per pound	$2.85	$3.16

Molybdenum (millions of recoverable pounds)
Production[a]	7	7

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.06	$1.84
By-product credits	(0.26)	(0.20)
Treatment charges	0.11	0.10
Unit net cash costs	$1.91	$1.74

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page IX, which are available on FCX's website, "fcx.com."

North America's consolidated copper sales volumes of 320 million pounds in first-quarter 2019 were lower than first-quarter 2018 sales of 384 million pounds, primarily reflecting timing of shipments. North America copper sales are estimated to approximate 1.4 billion pounds for the year 2019, similar to 2018.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.91 per pound of copper in first-quarter 2019 were higher than unit net cash costs of $1.74 per pound in first-quarter 2018, primarily reflecting lower copper sales volumes.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.91 per pound of copper for the year 2019, based on achievement of current sales volume and cost

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estimates and assuming an average molybdenum price of $13.00 per pound for the remainder of 2019. North America's average unit net cash costs for the year 2019 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2019.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. Cerro Verde's expanded operations benefit from its large-scale, long-lived reserves and cost efficiencies. Cerro Verde's concentrator facilities have continued to perform well, with average mill throughput rates of 386,500 metric tons of ore per day in first-quarter 2019. Debottlenecking projects and additional initiatives to enhance operating rates are being advanced.
FCX continues to evaluate a large-scale expansion at El Abra to process additional sulfide material and to achieve higher recoveries. El Abra's large sulfide resource could potentially support a major mill project similar to facilities constructed at Cerro Verde. Technical and economic studies are being advanced to determine the optimal scope and timing for the project.
Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended March 31,
	2019	2018
Copper (millions of recoverable pounds)
Production	299	293
Sales	290	290
Average realized price per pound	$2.93	$3.08

Molybdenum (millions of recoverable pounds)
Production[a]	8	6

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.73	$1.78
By-product credits	(0.34)	(0.25)
Treatment charges	0.19	0.20
Royalty on metals	0.01	0.01
Unit net cash costs	$1.59	$1.74

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page IX, which are available on FCX's website, "fcx.com."

South America's consolidated copper sales volumes of 290 million pounds in first-quarter 2019 approximated first-quarter 2018, with lower volumes from El Abra being offset by higher volumes at Cerro Verde.
During first-quarter 2019, heavy rainfall and electrical storms resulted in a suspension of El Abra's crushed leach stacking operations for approximately 35 days; operations resumed in mid-March. The estimated impact of the disruption on FCX's 2019 consolidated copper production approximates 30 million pounds, approximately half of which was in first-quarter 2019.
Sales from South America mining are expected to approximate 1.3 billion pounds of copper for the year 2019, similar to 2018.
Average unit net cash costs (net of by-product credits) for South America mining of $1.59 per pound of copper in first-quarter 2019 were lower than unit net cash costs of $1.74 per pound in first-quarter 2018, primarily reflecting higher by-product credits.

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Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.66 per pound of copper for the year 2019, based on current sales volume and cost estimates and assuming an average price of $13.00 per pound of molybdenum for the remainder of 2019.
Indonesia Mining. PT-FI's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. PT-FI is consolidated in FCX's financial statements.
The transaction completed in December 2018 regarding PT-FI's long-term mining rights and share ownership provided for FCX and the other pre-transaction PT-FI shareholders to retain the economics of the revenue and cost sharing arrangements under the former joint venture with Rio Tinto. As a result, FCX’s economic interest in PT-FI is expected to approximate 81 percent through 2022.
Operating and Development Activities. PT-FI is currently mining the final phase of the Grasberg open pit and expects to transition to the Grasberg Block Cave (GBC) underground mine in mid-2019. PT-FI continues to assess opportunities to recover additional ore from the open pit during the remainder of 2019, subject to mine planning considerations.
PT-FI continues to advance several projects in the Grasberg minerals district related to the development of its large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit.
PT-FI's estimated annual capital spending on underground mine development projects is expected to average $0.7 billion per year over the next four years, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum). In accordance with applicable accounting guidance, aggregate costs (before scheduled contributions from PT Inalum), which are expected to average $0.9 billion per year through 2022, will be reflected as an investing activity in FCX's cash flow statement, and contributions from PT Inalum will be reflected as a financing activity. Considering the long-term nature and size of these projects, actual costs could vary from these estimates.
Substantial progress has been made to prepare for the transition to mining of the GBC underground mine. First undercut blasting occurred in late 2018 and several drawbells have been constructed and blasted to prepare for mining. Cave production is in progress and on schedule. All underground mining levels and the ore flow system are being commissioned. Production rates over the next five years are expected to ramp up to 130,000 metric tons of ore per day.
During third-quarter 2018, PT-FI commenced hydraulic fracturing activities to manage rock stresses and pre-condition the Deep Mill Level Zone (DMLZ) underground mine for large-scale production following mining induced seismic activity experienced in 2017 and 2018. Results to date have been effective in managing rock stresses and pre-conditioning the cave. PT-FI expects to commence the ramp-up of production in the DMLZ underground mine by mid-2019 and to reach full production rates of 80,000 metric tons per day in 2022. Estimates of timing of future production continue to be reviewed and may be modified as additional information becomes available.
In connection with completion of the December 2018 transaction, PT-FI committed to construct a new smelter in Indonesia by December 21, 2023. PT-FI has reviewed various process technologies and has initiated front-end engineering and design for the selected technology. The preliminary capital cost estimate for the project is in the $3 billion range and PT-FI intends to pursue financing, commercial and potential partner arrangements for this project. The economics of PT-FI’s share of the new smelter will be shared by PT-FI’s shareholders according to their respective share ownership percentages.

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Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended March 31,
	2019	2018
Copper (millions of recoverable pounds)
Production	145	311
Sales	174	319
Average realized price per pound	$2.92	$3.06

Gold (thousands of recoverable ounces)
Production	162	595
Sales	235	603
Average realized price per ounce	$1,291	$1,312

Unit net cash costs (credits) per pound of copper[a]
Site production and delivery, excluding adjustments	$3.10	$1.36
Gold and silver credits	(1.81)	(2.59)
Treatment charges	0.29	0.25
Export duties	0.10	0.14
Royalty on metals	0.16	0.21
Unit net cash costs (credits)	$1.84	$(0.63)

a.
For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page IX, which are available on FCX's website, "fcx.com."

In March 2019, PT-FI's export license was extended to March 8, 2020. PT-FI's approved export quota for the current export period totals approximately 180,000 dry metric tons of concentrate, reflecting PT-FI's production plan submitted to the Indonesian government in November 2018. PT-FI plans to seek approval from the Indonesian government for an increase in its export quota for the current export period.
Indonesia's consolidated sales of 174 million pounds of copper and 235 thousand ounces of gold in first-quarter 2019 were lower than first-quarter 2018 sales of 319 million pounds of copper and 603 thousand ounces of gold, primarily reflecting anticipated lower mill rates and ore grades as PT-FI transitions mining from the open pit to underground.
As PT-FI transitions mining from the open pit to underground, production is expected to be significantly lower in 2019 and 2020, compared with historical levels. Metal production is expected to improve significantly by 2021 following a ramp-up period. Consolidated sales volumes from Indonesia are expected to approximate 0.6 billion pounds of copper and 0.8 million ounces of gold in 2019.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes and other factors. Indonesia's unit net cash costs (including gold and silver credits) of $1.84 per pound of copper in first-quarter 2019, compared with unit cash credits of $0.63 per pound in first-quarter 2018, primarily reflected lower gold and silver credits and lower copper sales volumes.
Because of the fixed nature of a large portion of Indonesia's costs, unit net cash costs vary from quarter to quarter depending on copper and gold volumes. Assuming an average gold price of $1,300 per ounce for the remainder of 2019 and achievement of current sales volume and cost estimates, unit net cash costs (including gold and silver credits) for Indonesia mining are expected to approximate $1.54 per pound of copper for the year 2019. Indonesia mining's unit net cash costs for the year 2019 would change by approximately $0.05 per pound for each $50 per ounce change in the average price of gold for the remainder of 2019.
Indonesia mining's projected sales volumes and unit net cash costs for the year 2019 are dependent on a number of factors, including operational performance, timing of shipments, export quotas and workforce productivity.

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Molybdenum Mines. FCX has two wholly owned molybdenum mines - the Henderson underground mine and the Climax open-pit mine - both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrate produced at the Henderson and Climax mines, as well as from FCX's North America and South America copper mines, is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 8 million pounds of molybdenum in first-quarter 2019 and 9 million pounds in first-quarter 2018. Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales and average realized prices, which includes sales of molybdenum produced at the Molybdenum mines, and from FCX's North America and South America copper mines.
Unit net cash costs for the Molybdenum mines averaged $9.80 per pound of molybdenum in first-quarter 2019 and $8.57 per pound in first-quarter 2018. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $9.60 per pound of molybdenum for the year 2019.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page IX, which are available on FCX's website, "fcx.com."
Mining Exploration Activities.     FCX's mining exploration activities are generally associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. A drilling program to further delineate the Lone Star resource continues to indicate significant additional mineralization in this district, with higher ore grades than FCX's other North America copper mines. Exploration results continue to indicate opportunities for significant future potential reserve additions in North America and South America. Exploration spending is expected to approximate $70 million for the year 2019, compared with $78 million in 2018.
CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $534 million (net of $27 million in working capital uses and timing of other tax payments) in first-quarter 2019.
Based on current sales volume and cost estimates, and assuming average prices of $3.00 per pound of copper, $1,300 per ounce of gold and $13.00 per pound of molybdenum for the remainder of 2019, FCX's consolidated operating cash flows are estimated to approximate $2.3 billion for the year 2019. The impact of price changes during the remainder of 2019 on operating cash flows would approximate $265 million for each $0.10 per pound change in the average price of copper, $30 million for each $50 per ounce change in the average price of gold and $95 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $622 million in first-quarter 2019 (including approximately $370 million for major mining projects).
Capital expenditures are expected to approximate $2.5 billion for the year 2019, including $1.5 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district and development of the Lone Star project, and exclude estimates associated with the new smelter in Indonesia. A large portion of the capital expenditures relate to projects that are expected to add significant production and cash flow in future periods, enabling FCX to generate operating cash flows exceeding capital expenditures in future years. FCX has cash on hand and the financial flexibility to fund these expenditures and will continue to be disciplined in deploying capital.

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Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at March 31, 2019 (in billions):

Cash at domestic companies	$1.9
Cash at international operations	0.9
Total consolidated cash and cash equivalents	2.8
Noncontrolling interests' share	(0.4)
Cash, net of noncontrolling interests' share	$2.4
Withholding taxes and other	—	[a]
Net cash available	$2.4

a.	Rounds to less than $0.1 billion.
Debt. At March 31, 2019, FCX's consolidated debt totaled $9.9 billion, with a related weighted-average interest rate of 4.7 percent. FCX had no borrowings, $13 million in letters of credit issued and $3.5 billion available under its revolving credit facility at March 31, 2019.
During first-quarter 2019, FCX redeemed all of its outstanding $1 billion aggregate principal amount of 3.100% Senior Notes due 2020 and repaid $200 million under Cerro Verde's credit facility. FCX recorded losses on early extinguishment of debt totaling $6 million in first-quarter 2019.

FINANCIAL POLICY
On March 27, 2019, FCX declared a quarterly cash dividend of $0.05 per share on its common stock, which will be paid on May 1, 2019, to shareholders of record as of April 15, 2019. The declaration of dividends is at the discretion of the Board of Directors (Board) and will depend upon FCX’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter 2019 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, May 24, 2019.
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FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in the North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates; production and sales volumes; unit net cash costs; operating cash flows; capital expenditures; FCX's expectations regarding its share of PT-FI's net income and future cash flows through 2022; PT-FI's development, financing, construction and completion of a new smelter in Indonesia; PT-FI's compliance with environmental standards under the new framework established by the Ministry of Environment and Forestry; exploration efforts and results; development and production activities, rates and costs; liquidity; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; reserve estimates; and future dividend payments, share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand

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for, and prices of, copper, gold and molybdenum; mine sequencing; production rates; timing of shipments; results of feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesian government's approval of an increase in PT-FI's export quota for the current export period, which ends March 8, 2020, and extension of PT-FI's export license after March 8, 2020; risks associated with underground mining; satisfaction of requirements in accordance with PT-FI's IUPK to extend mining rights from 2031 through 2041; industry risks; regulatory changes; political and social risks; labor relations; weather- and climate-related risks; environmental risks; litigation results; cybersecurity incidents; and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs (credits) per pound of copper and molybdenum and adjusted net income, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

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Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	2019	2018	2019		2018
MINING OPERATIONS:	Production		Sales
Copper (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	167	169	156		187
Bagdad (100%)	55	49	51		51
Safford (100%)	28	33	27		36
Sierrita (100%)	36	41	34		44
Miami (100%)	3	4	3		5
Chino (100%)	35	38	37		45
Tyrone (100%)	12	13	12		15
Other (100%)	—	1	—		1
Total North America	336	348	320		384

South America
Cerro Verde (53.56%)	261	243	256		242
El Abra (51%)	38	50	34		48
Total South America	299	293	290		290

Indonesia
Grasberg (48.76%)[b]	145	311	174		319
Total	780	952	784	[c]	993	[c]
Less noncontrolling interests	167	167	168		166
Net	613	785	616		827

Average realized price per pound			$2.90		$3.11

Gold (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	4	7		7
Indonesia (48.76%)[b]	162	595	235		603
Consolidated	166	599	242		610
Less noncontrolling interests	30	55	44		57
Net	136	544	198		553

Average realized price per ounce			$1,291		$1,312

Molybdenum (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	4	4	N/A		N/A
Climax (100%)	4	5	N/A		N/A
North America (100%)[a]	7	7	N/A		N/A
Cerro Verde (53.56%)	8	6	N/A		N/A
Consolidated	23	22	22		24
Less noncontrolling interests	4	3	3		3
Net	19	19	19		21

Average realized price per pound			$12.69		$11.95

a. Amounts are net of Morenci's undivided joint venture partners' interests.

b. Effective December 21, 2018, FCX's share ownership in PT Freeport Indonesia (PT-FI) is 48.76 percent. Through 2022, FCX’s economic interest in PT-FI is expected to approximate 81 percent.

c. Consolidated sales volumes exclude purchased copper of 117 million pounds in first-quarter 2019 and 74 million pounds in first-quarter 2018.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended March 31,
	2019	2018
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	705,000	674,600
Average copper ore grade (percent)	0.23	0.27
Copper production (millions of recoverable pounds)	226	239

Mill Operations
Ore milled (metric tons per day)	315,600	288,600
Average ore grades (percent):
Copper	0.33	0.35
Molybdenum	0.02	0.02
Copper recovery rate (percent)	87.8	88.0
Production (millions of recoverable pounds):
Copper	176	174
Molybdenum	8	7

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	166,700	168,000
Average copper ore grade (percent)	0.34	0.33
Copper production (millions of recoverable pounds)	59	67

Mill Operations
Ore milled (metric tons per day)	386,500	385,500
Average ore grades (percent):
Copper	0.37	0.39
Molybdenum	0.02	0.01
Copper recovery rate (percent)	87.2	79.0
Production (millions of recoverable pounds):
Copper	240	226
Molybdenum	8	6

100% Indonesia Mining
Ore milled (metric tons per day):[a]
Grasberg open pit	102,800	125,200
Deep Ore Zone underground mine	30,300	39,400
Deep Mill Level Zone underground mine	6,800	2,600
Grasberg Block Cave underground mine	5,000	4,000
Big Gossan underground mine	5,600	2,400
Total	150,500	173,600
Average ore grades:
Copper (percent)	0.62	1.12
Gold (grams per metric ton)	0.58	1.63
Recovery rates (percent):
Copper	84.7	92.0
Gold	68.7	84.7
Production (recoverable):
Copper (millions of pounds)	145	340
Gold (thousands of ounces)	162	673

100% Molybdenum Mines
Ore milled (metric tons per day)	27,700	23,100
Average molybdenum ore grade (percent)	0.16	0.21
Molybdenum production (millions of recoverable pounds)	8	9

a. Amounts represent the approximate average daily throughput processed at PT-FI mill facilities from each producing mine, related stockpiles and development activities that result in metal production.

II

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2019		2018
	(In Millions, Except Per Share Amounts)
Revenues[a]	$3,792		$4,868
Cost of sales:
Production and delivery	2,919	[b]	2,808
Depreciation, depletion and amortization	347		451
Cobalt inventory adjustments	57		—
Total cost of sales	3,323		3,259
Selling, general and administrative expenses	112		131
Mining exploration and research expenses	27		21
Environmental obligations and shutdown costs	42		9
Net gain on sales of assets	(33)		(11)
Total costs and expenses	3,471		3,409
Operating income	321		1,459
Interest expense, net[c]	(146)		(151)
Net loss on early extinguishment of debt	(6)		(1)
Other income, net	14		29	[d]
Income from continuing operations before income taxes and equity in affiliated companies' net losses	183		1,336
Provision for income taxes[e]	(105)		(506)
Equity in affiliated companies' net losses	(3)		(2)
Net income from continuing operations	75		828
Net gain (loss) from discontinued operations[f]	1		(11)
Net income	76		817
Net income attributable to noncontrolling interests	(45)		(125)
Net income attributable to common stockholders[g]	$31		$692

Diluted net income (loss) per share attributable to common stock:
Continuing operations	$0.02		$0.48
Discontinued operations	—		(0.01)
	$0.02		$0.47

Weighted-average common shares outstanding:
Basic	1,451		1,449
Diluted	1,457		1,458

Dividends declared per share of common stock	$0.05		$0.05

a.
Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," on page VII.

b.	Includes other charges totaling $22 million, which are summarized in the supplemental schedules, "Adjusted Net Income," on page VI.

c.	Consolidated interest costs (before capitalization) totaled $178 million in first-quarter 2019 and $176 million in first-quarter 2018.

d.	Includes $24 million of interest received with the refund of PT-FI's prior years' tax receivables. Refer to the supplemental schedule, "Adjusted Net Income," on page VI.

e.	For a summary of FCX's provision for income taxes, refer to the supplemental schedule, "Income Taxes," on page VI.

f.
Primarily reflects adjustments to the estimated fair value of contingent consideration related to the 2016 sale of FCX’s interest in TF Holdings Limited, which will continue to be adjusted through December 31, 2019.

g.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VII.

III

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2019	December 31, 2018
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,833	$4,217
Trade accounts receivable	781	829
Income and other tax receivables	410	493
Inventories:
Materials and supplies, net	1,595	1,528
Mill and leach stockpiles	1,374	1,453
Product	1,492	1,778
Other current assets	502	422
Total current assets	8,987	10,720
Property, plant, equipment and mine development costs, net	28,497	28,010
Long-term mill and leach stockpiles	1,343	1,314
Other assets	2,232	2,172
Total assets	$41,059	$42,216

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,599	$2,625
Accrued income taxes	150	165
Current portion of environmental and asset retirement obligations	422	449
Dividends payable	73	73
Current portion of debt	3	17
Total current liabilities	3,247	3,329
Long-term debt, less current portion	9,902	11,124
Deferred income taxes	4,067	4,032
Environmental and asset retirement obligations, less current portion	3,632	3,609
Other liabilities	2,370	2,230
Total liabilities	23,218	24,324

Equity:
Stockholders' equity:
Common stock	158	158
Capital in excess of par value	25,963	26,013
Accumulated deficit	(12,010)	(12,041)
Accumulated other comprehensive loss	(594)	(605)
Common stock held in treasury	(3,734)	(3,727)
Total stockholders' equity	9,783	9,798
Noncontrolling interests[a]	8,058	8,094
Total equity	17,841	17,892
Total liabilities and equity	$41,059	$42,216

a. Includes $4.6 billion associated with the December 2018 PT-FI transaction.

IV

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2019	2018
	(In Millions)
Cash flow from operating activities:
Net income	$76	$817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	347	451
Cobalt inventory adjustments	57	—
Net gain on sales of assets	(33)	(11)
Stock-based compensation	29	49
Net charges for environmental and asset retirement obligations, including accretion	64	53
Payments for environmental and asset retirement obligations	(46)	(38)
Net charges for defined pension and postretirement plans	26	18
Pension plan contributions	(16)	(24)
Net loss on early extinguishment of debt	6	1
Deferred income taxes	33	22
(Gain) loss on discontinued operations	(1)	11
(Increase) decrease in long-term mill and leach stockpiles	(29)	22
Other, net	48	19
Changes in working capital and other tax payments:
Accounts receivable	19	136
Inventories	221	(142)
Other current assets	42	(42)
Accounts payable and accrued liabilities	(247)	(96)
Accrued income taxes and timing of other tax payments	(62)	123
Net cash provided by operating activities	534	1,369

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(210)	(92)
South America	(61)	(67)
Indonesia	(319)	(203)
Molybdenum mines	(4)	(1)
Other	(28)	(39)
Proceeds from sales of oil and gas properties	84	—
Intangible water rights and other, net	(8)	(90)
Net cash used in investing activities	(546)	(492)

Cash flow from financing activities:
Proceeds from debt	114	122
Repayments of debt	(1,356)	(1,633)
Cash dividends and distributions paid:
Common stock	(73)	—
Noncontrolling interests	(9)	(80)
Stock-based awards net (payments) proceeds	(7)	3
Net cash used in financing activities	(1,331)	(1,588)

Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(1,343)	(711)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	4,455	4,710
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[a]	$3,112	$3,999

a.	Includes restricted cash and restricted cash equivalents of $279 million at March 31, 2019, and $250 million at March 31, 2018.

V

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Adjusted net income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended March 31,
	2019					2018
	Pre-tax		After-tax[a]		Per Share	Pre-tax	After-tax[a]	Per Share
Net income attributable to common stock	N/A		$31		$0.02	N/A	$692	$0.47

Cobalt inventory adjustments	(57)		(26)		(0.02)	—	—	—
Other charges	(22)	[b]	(10)		(0.01)	—	—	—
Net adjustments to environmental obligations and related litigation reserves	(35)		(35)		(0.02)	—	—	—
Net gain on sales of assets	33	[c]	33		0.02	11	11	0.01
Net loss on early extinguishment of debt	(6)		(5)		—	(1)	—	—
PT-FI interest on tax refunds	—		—		—	24	13	0.01
Net tax credits	N/A		6	[d]	—	N/A	—	—
Gain (loss) on discontinued operations	1		1		—	(11)	(11)	(0.01)
	$(86)		$(36)		$(0.03)	$23	$13	$0.01

Adjusted net income attributable to common stock	N/A		$67		$0.05	N/A	$679	$0.46

a.	Reflects impact to FCX net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).

b.	Includes charges primarily associated with weather-related issues at El Abra and for non-recurring employee costs at PT-FI.

c.
Includes a $20 million gain on sales of oil and gas assets and $13 million for adjustments to the fair value of potential contingent consideration related to the 2016 sale of onshore California oil and gas properties. FCX would receive additional contingent consideration related to this transaction consisting of $50 million per year for 2019 and 2020 if the price of Brent crude oil averages over $70 per barrel in each of these calendar years.

d.	Refer to "Income Taxes" below for further discussion of net tax credits.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended March 31,
	2019					2018
				Income Tax				Income Tax
	Income	Effective		(Provision)			Effective	(Provision)
	(Loss)[a]	Tax Rate		Benefit		Income[a]	Tax Rate	Benefit
U.S.[b]	$(97)	1%		$1		$170	(2)%	$4
South America	263	40%		(105)		183	39%	(72)
Indonesia	79	33%		(26)	[c]	933	43%	(401)
Eliminations and other	(62)	N/A		10		50	N/A	(3)
Rate adjustment[d]	—	N/A		15		—	N/A	(34)
Continuing operations	$183	57%	[e]	$(105)		$1,336	38%	$(506)

a.	Represents income from continuing operations before income taxes and equity in affiliated companies' net losses.

b.
In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which includes interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.

c.	Includes a tax credit of $8 million ($6 million net of noncontrolling interest) associated with the reduction in PT-FI's statutory tax rates in accordance with its special mining license (IUPK).

d.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

e.
FCX's first-quarter 2019 consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates, excluding the U.S. jurisdiction. Because FCX's U.S. jurisdiction generated net losses in first-quarter 2019 that will not result in a realized tax benefit, applicable accounting rules require FCX to adjust its estimated annual effective tax rate to exclude the impact of U.S. net losses.

Assuming achievement of current sales volume and cost estimates and average prices of $3.00 per pound for copper, $1,300 per ounce for gold and $13.00 per pound for molybdenum for the remainder of 2019, FCX estimates its consolidated effective tax rate for the year 2019 would approximate 41 percent (comprised of an estimated effective rate of 41 percent on South America income, 38 percent on Indonesia income and 0 percent for the U.S.). Variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Because of FCX's U.S. tax position, it does not record a financial statement impact for income or losses generated in the U.S., therefore, the consolidated effective tax rate is generally higher than the international rates at lower copper prices and lower than international rates at higher copper prices.

VI

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS
For the three months ended March 31, 2019, FCX's mined copper was sold 59 percent in concentrate, 19 percent as cathode and 22 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $2.82 per pound during first-quarter 2019 and settled at $2.94 per pound on March 29, 2019. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $2.90 per pound in first-quarter 2019. Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended March 31,
	2019			2018
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$70	$52	$122	$(78)	$(57)	$(135)
Net income attributable to common stock	$29	$20	$49	$(35)	$(23)	$(58)
Net income per share of common stock	$0.02	$0.01	$0.03	$(0.02)	$(0.02)	$(0.04)

a.	Reflects adjustments to provisionally priced copper sales at December 31, 2018 and 2017.

b.	Reflects adjustments to provisionally priced copper sales during the three months ended March 31, 2019 and 2018.
At March 31, 2019, FCX had provisionally priced copper sales at its copper mining operations totaling 364 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $2.94 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $12 million effect on 2019 net income attributable to common stock. The LME copper price settled at $2.92 per pound on April 24, 2019.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to net income attributable to common stock totaling $14 million for first-quarter 2019 and $7 million for first-quarter 2018. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $34 million at March 31, 2019. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde and Grasberg (Indonesia Mining) copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

VII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
		Other		Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended March 31, 2019
Revenues:
Unaffiliated customers	$12	$95	$107	$727	$98	$825	$705	[a]	$—	$1,128	$571	$456	[b]	$3,792
Intersegment	458	469	927	126	—	126	58		91	6	5	(1,213)		—
Production and delivery	295	448	743	439	100	539	556		71	1,133	552	(675)		2,919
Depreciation, depletion and amortization	40	43	83	100	14	114	105		16	2	7	20		347
Cobalt inventory adjustments	—	—	—	—	—	—	—		—	—	—	57		57
Selling, general and administrative expenses	1	1	2	2	—	2	30		—	—	5	73		112
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	27		27
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	42		42
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(33)		(33)
Operating income (loss)	134	72	206	312	(16)	296	72		4	(1)	12	(268)		321

Interest expense, net	1	—	1	29	—	29	—		—	—	6	110		146
Provision for (benefit from) income taxes	—	—	—	110	(5)	105	26		—	—	1	(27)		105
Total assets at March 31, 2019	2,904	4,760	7,664	8,674	1,720	10,394	15,792		1,785	232	771	4,421		41,059
Capital expenditures	62	148	210	56	5	61	319		4	1	4	23		622

Three Months Ended March 31, 2018
Revenues:
Unaffiliated customers	$3	$15	$18	$625	$150	$775	$1,521	[a]	$—	$1,385	$577	$592	[b]	$4,868
Intersegment	601	689	1,290	102	—	102	52		95	8	2	(1,549)		—
Production and delivery	290	501	791	427	116	543	457		67	1,388	556	(994)		2,808
Depreciation, depletion and amortization	46	48	94	105	22	127	181		19	2	7	21		451
Selling, general and administrative expenses	1	2	3	2	—	2	39		—	—	6	81		131
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	20		21
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	9		9
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(11)		(11)
Operating income (loss)	267	152	419	193	12	205	896		9	3	10	(83)		1,459

Interest expense, net	1	—	1	17	—	17	—		—	—	5	128		151
Provision for income taxes	—	—	—	68	4	72	401		—	—	1	32		506
Total assets at March 31, 2018	2,817	4,340	7,157	8,740	1,715	10,455	10,992		1,836	290	809	5,098		36,637
Capital expenditures	47	45	92	63	4	67	203		1	1	4	34		402

a.	Includes PT-FI's sales to PT Smelting totaling $409 million for first-quarter 2019 and $628 million for first-quarter 2018.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

VIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash costs (credits), consist of items such as stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

IX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$914	$914	$87	$23	$1,024
Site production and delivery, before net noncash
and other costs shown below	658	616	52	17	685
By-product credits	(83)	—	—	—	—
Treatment charges	36	35	—	1	36
Net cash costs	611	651	52	18	721
Depreciation, depletion and amortization (DD&A)	83	77	3	3	83
Noncash and other costs, net	23	22	1	—	23
Total costs	717	750	56	21	827
Other revenue adjustments, primarily for pricing
on prior period open sales	12	12	—	—	12
Gross profit	$209	$176	$31	$2	$209

Copper sales (millions of recoverable pounds)	320	320
Molybdenum sales (millions of recoverable pounds)[a]			7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.85	$2.85	$11.68
Site production and delivery, before net noncash
and other costs shown below	2.06	1.92	6.98
By-product credits	(0.26)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.91	2.03	6.98
DD&A	0.26	0.24	0.44
Noncash and other costs, net	0.07	0.07	0.14
Total unit costs	2.24	2.34	7.56
Other revenue adjustments, primarily for pricing
on prior period open sales	0.04	0.04	—
Gross profit per pound	$0.65	$0.55	$4.12

Reconciliation to Amounts Reported
(In millions)
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,024	$685	$83
Treatment charges	(13)	23	—
Noncash and other costs, net	—	23	—
Other revenue adjustments, primarily for pricing
on prior period open sales	12	—	—
Eliminations and other	11	12	—
North America copper mines	1,034	743	83
Other mining[c]	3,515	2,851	244
Corporate, other & eliminations	(757)	(675)	20
As reported in FCX's consolidated financial statements	$3,792	$2,919	$347

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VII.

X

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,209	$1,209	$76	$23	$1,308
Site production and delivery, before net noncash
and other costs shown below	705	660	55	13	728
By-product credits	(76)	—	—	—	—
Treatment charges	37	35	—	2	37
Net cash costs	666	695	55	15	765
DD&A	94	88	4	2	94
Noncash and other costs, net	19	18	1	—	19
Total costs	779	801	60	17	878
Other revenue adjustments, primarily for pricing
on prior period open sales	(5)	(5)	—	—	(5)
Gross profit	$425	$403	$16	$6	$425

Copper sales (millions of recoverable pounds)	383	383
Molybdenum sales (millions of recoverable pounds)[a]			7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.16	$3.16	$10.87
Site production and delivery, before net noncash
and other costs shown below	1.84	1.73	7.81
By-product credits	(0.20)	—	—
Treatment charges	0.10	0.09	—
Unit net cash costs	1.74	1.82	7.81
DD&A	0.25	0.23	0.66
Noncash and other costs, net	0.05	0.05	0.09
Total unit costs	2.04	2.10	8.56
Other revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	—
Gross profit per pound	$1.11	$1.05	$2.31

Reconciliation to Amounts Reported
(In millions)
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,308	$728	$94
Treatment charges	(8)	29	—
Noncash and other costs, net	—	19	—
Other revenue adjustments, primarily for pricing
on prior period open sales	(5)	—	—
Eliminations and other	13	15	—
North America copper mines	1,308	791	94
Other mining[c]	4,517	3,011	336
Corporate, other & eliminations	(957)	(994)	21
As reported in FCX's consolidated financial statements	$4,868	$2,808	$451

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VII.

XI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2019
(In millions)		By-Product		Co-Product Method
		Method		Copper	Other[a]	Total
Revenues, excluding adjustments		$850		$850	$112	$962
Site production and delivery, before net noncash
and other costs shown below		503		450	66	516
By-product credits		(99)		—	—	—
Treatment charges		56		56	—	56
Royalty on metals		2		2	—	2
Net cash costs		462		508	66	574
DD&A		114		101	13	114
Noncash and other costs, net		24	[b]	24	—	24
Total costs		600		633	79	712
Other revenue adjustments, primarily for pricing
on prior period open sales		47		47	—	47
Gross profit		$297		$264	$33	$297

Copper sales (millions of recoverable pounds)		290		290

Gross profit per pound of copper:

Revenues, excluding adjustments		$2.93		$2.93
Site production and delivery, before net noncash
and other costs shown below		1.73		1.55
By-product credits		(0.34)		—
Treatment charges		0.19		0.19
Royalty on metals		0.01		0.01
Unit net cash costs		1.59		1.75
DD&A		0.39		0.34
Noncash and other costs, net		0.09	[b]	0.09
Total unit costs		2.07		2.18
Other revenue adjustments, primarily for pricing
on prior period open sales		0.16		0.16
Gross profit per pound		$1.02		$0.91

Reconciliation to Amounts Reported
(In millions)				Production
		Revenues		and Delivery	DD&A
Totals presented above		$962		$516	$114
Treatment charges		(56)		—	—
Royalty on metals		(2)		—	—
Noncash and other costs, net		—		24	—
Other revenue adjustments, primarily for pricing
on prior period open sales		47		—	—
Eliminations and other		—		(1)	—
South America mining		951		539	114
Other mining[c]	—	3,598		3,055	213
Corporate, other & eliminations	—	(757)		(675)	20
As reported in FCX's consolidated financial statements		$3,792		$2,919	$347

a.
Includes silver sales of 1.3 million ounces ($15.75 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Includes charges of $12 million ($0.04 per pound of copper) associated with weather-related impacts at El Abra.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VII.

XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$894	$894	$85	$979
Site production and delivery, before net noncash
and other costs shown below	517	476	52	528
By-product credits	(74)	—	—	—
Treatment charges	59	59	—	59
Royalty on metals	2	2	—	2
Net cash costs	504	537	52	589
DD&A	126	115	11	126
Noncash and other costs, net	15	15	—	15
Total costs	645	667	63	730
Other revenue adjustments, primarily for pricing
on prior period open sales	(43)	(43)	—	(43)
Gross profit	$206	$184	$22	$206

Copper sales (millions of recoverable pounds)	290	290

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.08	$3.08
Site production and delivery, before net noncash
and other costs shown below	1.78	1.64
By-product credits	(0.25)	—
Treatment charges	0.20	0.20
Royalty on metals	0.01	0.01
Unit net cash costs	1.74	1.85
DD&A	0.43	0.40
Noncash and other costs, net	0.05	0.05
Total unit costs	2.22	2.30
Other revenue adjustments, primarily for pricing
on prior period open sales	(0.15)	(0.15)
Gross profit per pound	$0.71	$0.63

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$979	$528	$126
Treatment charges	(59)	—	—
Royalty on metals	(2)	—	—
Noncash and other costs, net	—	15	—
Other revenue adjustments, primarily for pricing
on prior period open sales	(43)	—	—
Eliminations and other	2	—	1
South America mining	877	543	127
Other mining[b]	4,948	3,259	303
Corporate, other & eliminations	(957)	(994)	21
As reported in FCX's consolidated financial statements	$4,868	$2,808	$451

a.
Includes silver sales of 1.0 million ounces ($16.52 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VII.

XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2019
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$507		$507	$303	$9	$819
Site production and delivery, before net noncash
and other costs shown below	538		333	199	6	538
Gold and silver credits	(314)		—	—	—	—
Treatment charges	51		31	19	1	51
Export duties	17		11	6	—	17
Royalty on metals	28		17	11	—	28
Net cash costs	320		392	235	7	634
DD&A	105		65	39	1	105
Noncash and other costs, net	2	[b]	1	1	—	2
Total costs	427		458	275	8	741
Other revenue adjustments, primarily for pricing
on prior period open sales	19		19	2	—	21
PT Smelting intercompany profit	3		2	1	—	3
Gross profit	$102		$70	$31	$1	$102

Copper sales (millions of recoverable pounds)	174		174
Gold sales (thousands of recoverable ounces)				235

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.92		$2.92	$1,291
Site production and delivery, before net noncash
and other costs shown below	3.10		1.92	850
Gold and silver credits	(1.81)		—	—
Treatment charges	0.29		0.18	80
Export duties	0.10		0.06	27
Royalty on metals	0.16		0.10	46
Unit net cash costs	1.84		2.26	1,003
DD&A	0.61		0.37	166
Noncash and other costs, net	0.01	[b]	0.01	4
Total unit costs	2.46		2.64	1,173
Other revenue adjustments, primarily for pricing
on prior period open sales	0.11		0.11	9
PT Smelting intercompany profit	0.02		0.01	5
Gross profit per pound/ounce	$0.59		$0.40	$132

Reconciliation to Amounts Reported
(In millions)			Production
	Revenues		and Delivery	DD&A
Totals presented above	$819		$538	$105
Treatment charges	(32)		19	—
Export duties	(17)		—	—
Royalty on metals	(28)		—	—
Noncash and other costs, net	—		2	—
Other revenue adjustments, primarily for pricing
on prior period open sales	21		—	—
PT Smelting intercompany profit	—		(3)	—
Indonesia mining	763		556	105
Other mining[c]	3,786		3,038	222
Corporate, other & eliminations	(757)		(675)	20
As reported in FCX's consolidated financial statements	$3,792		$2,919	$347

a.	Includes silver sales of 0.6 million ounces ($14.85 per ounce average realized price).

b.	Includes credits of $19 million ($0.11 per pound of copper) associated with adjustments to prior year treatment and refining charges.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VII.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended March 31, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$976	$976	$791	$19	$1,786
Site production and delivery, before net noncash
and other costs shown below	433	237	192	4	433
Gold and silver credits	(826)	—	—	—	—
Treatment charges	78	43	34	1	78
Export duties	46	25	21	—	46
Royalty on metals	67	36	30	1	67
Net cash (credits) costs	(202)	341	277	6	624
DD&A	181	99	80	2	181
Noncash and other costs, net	15	8	6	1	15
Total (credits) costs	(6)	448	363	9	820
Other revenue adjustments, primarily for pricing
on prior period open sales	(38)	(38)	16	—	(22)
PT Smelting intercompany loss	(9)	(5)	(4)	—	(9)
Gross profit	$935	$485	$440	$10	$935

Copper sales (millions of recoverable pounds)	319	319
Gold sales (thousands of recoverable ounces)			603

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.06	$3.06	$1,312
Site production and delivery, before net noncash
and other costs shown below	1.36	0.75	319
Gold and silver credits	(2.59)	—	—
Treatment charges	0.25	0.13	57
Export duties	0.14	0.08	34
Royalty on metals	0.21	0.11	49
Unit net cash (credits) costs	(0.63)	1.07	459
DD&A	0.57	0.31	133
Noncash and other costs, net	0.04	0.02	11
Total unit (credits) costs	(0.02)	1.40	603
Other revenue adjustments, primarily for pricing
on prior period open sales	(0.12)	(0.12)	27
PT Smelting intercompany loss	(0.03)	(0.02)	(7)
Gross profit per pound/ounce	$2.93	$1.52	$729

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,786	$433	$181
Treatment charges	(78)	—	—
Export duties	(46)	—	—
Royalty on metals	(67)	—	—
Noncash and other costs, net	—	15	—
Other revenue adjustments, primarily for pricing
on prior period open sales	(22)	—	—
PT Smelting intercompany loss	—	9	—
Indonesia mining	1,573	457	181
Other mining[b]	4,252	3,345	249
Corporate, other & eliminations	(957)	(994)	21
As reported in FCX's consolidated financial statements	$4,868	$2,808	$451

a.	Includes silver sales of 1.2 million ounces ($15.76 per ounce average realized price).

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VII.

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In millions)	2019	2018

Revenues, excluding adjustments[a]	$98	$102
Site production and delivery, before net noncash and other costs shown below	70	65
Treatment charges and other	7	7
Net cash costs	77	72
DD&A	16	19
Noncash and other costs, net	1	2
Total costs	94	93
Gross profit	$4	$9

Molybdenum sales (millions of recoverable pounds)[a]	8	9

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$12.49	$11.99
Site production and delivery, before net noncash and other costs shown below	8.94	7.71
Treatment charges and other	0.86	0.86
Unit net cash costs	9.80	8.57
DD&A	2.00	2.24
Noncash and other costs, net	0.16	0.15
Total unit costs	11.96	10.96
Gross profit per pound	$0.53	$1.03

Reconciliation to Amounts Reported
(In millions)
		Production
Three Months Ended March 31, 2019	Revenues	and Delivery	DD&A
Totals presented above	$98	$70	$16
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	1	—
Molybdenum mines	91	71	16
Other mining[b]	4,458	3,523	311
Corporate, other & eliminations	(757)	(675)	20
As reported in FCX's consolidated financial statements	$3,792	$2,919	$347

Three Months Ended March 31, 2018
Totals presented above	$102	$65	$19
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	95	67	19
Other mining[b]	5,730	3,735	411
Corporate, other & eliminations	(957)	(994)	21
As reported in FCX's consolidated financial statements	$4,868	$2,808	$451

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XV